SUMMARY PLAN DESCRIPTION

                                       FOR

                     NITTANY BANK 401(K) PROFIT SHARING PLAN





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                   Created by Meridian Benefits Administration

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Note: Neither this summary nor any of its provisions forms the basis or terms of a contract between you and Nittany Bank. If there is any inconsistency between the Plan as described in this Summary Plan Description and the Plan document itself, the terms of the Plan document will govern.

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                                 I. INTRODUCTION

         Nittany Bank has sponsored the Nittany Bank 401(k) Profit Sharing Plan to recognize the efforts its employees have made to its success and to reward them for their loyal service. This Plan is a type usually called a "401(k) Plan," and is by far the most popular type of retirement plan to be made available in recent years. In fact, this is the same type of plan frequently discussed by financial advisors in the media and elsewhere as being one of the most flexible retirement plans available to employees.

         This booklet is designed to answer basic questions about the plan. Although this document is a thorough overview of the plan, for detailed questions please refer to the plan document or contact the Plan's Administrator; Meridian Benefits Administration. A copy of your plan document is on file at the Nittany Bank office and may be read by you, your beneficiary, or your legal representatives at any reasonable time.

                II. DESCRIPTION OF PLAN BENEFITS AND REQUIREMENTS

A.       TERMS/DEFINITIONS

         Certain words and terms used in this Summary have special meanings. Many of these terms are defined in this section, while others are explained in the text of the Summary. To assist you in identifying these terms within the text, they are capitalized.

          1. Beneficiary - Your designated Beneficiary is the person you name to receive your benefit distribution in the event of your death. If you are married, you will need written consent from your spouse to name someone other than your spouse as your Beneficiary.

          2. Break in Service - A Break in Service occurs if you complete less than 501 Hours of Service with the Employer during a Plan Year.

          3. Compensation -Compensation is the total compensation paid to you by the Employer during any portion of a Plan Year during which you were a Plan Participant. The maximum allowable compensation for purposes of plan participation is $200,000 (indexed annually) for any plan year.

          4. Covered Compensation - Compensation after you have become a participant in the Plan.

          5.   Elective  Deferrals  -  Contributions  made  to the  Plan  by the
               Employer at the election of the Participant in lieu of cash Compensation that are made pursuant to a salary reduction agreement.

          6. Hours of Service - Each hour for which you are paid or entitled to be paid by the Employer. In addition, uncompensated authorized leaves of absence that do not exceed two years, military leave while your reemployment rights are protected by law, and absences from work for maternity or paternity reasons may be credited as Hours of Service for the purpose of determining whether you had a Break in Service.

          7. Matching Contributions - Contributions made to the Plan by the Employer by reason of the Participant's Elective Deferrals.

          8. Participant - A participant is an employee who has met the requirements for participating in this Plan, and whose account has been neither completely forfeited nor distributed.

          9. Plan Year - The Plan Year is the 12-month period ending on December 31.

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          10.  Trust - The Trust is a fund  maintained  by the  Trustee  for the investment of Plan assets, including the amount in your account.

B.   PLAN ELIGIBILITY/PARTICIPATION DATE

         You will be eligible to participate in the plan after you have met the following requirements:

          o    You have completed ninety (90) days of service.
          o    You have attained 21 years of age.

         After you become eligible, you will enter the Plan immediately. Upon entry you will need to make your deferral election. If you decide not to start making contributions to the Plan when you are first eligible to do so, you may decide to start making contribution at any time thereafter.

         Once you become a Participant, you will remain a Participant as long as you do not incur a Break in Service. If you do incur a Break in Service, and are later re-employed by the Employer, you will be reinstated as a Participant and any previous Hours of Service will be reinstated as of the date of your re-employment.

C.   INDIVIDUAL ACCOUNTS

         A separate account will be maintained for you within the Plan. This account will be further divided into sub-accounts, which will be credited with the different types of contributions that are described in the next section. The sub-accounts that will be maintained for you are as follows:

     1. Elective Deferral Sub-Account - This sub-account will be credited with your elective deferral contributions, any distributions from this sub-account, and earnings and losses attributable.

     2.   Matching Contributions Sub-Account - This sub-account will be credited
          with  your  share  of  the  Employer's  matching  contributions,   any
          distributions  and the  earnings and losses  attributable.

     3. Trustee Transfer and Rollover Sub-Accounts - These sub-accounts will be credited with any rollover contributions or transfer contributions you may make to the Plan, any distributions from the sub-account, and the earnings and losses attributable to the sub-account.

     4.   Profit Sharing  Sub-Account - This  sub-account  will be credited with
          your  share  of  the  Employer's  profit  sharing  contribution,   any
          distributions and the earnings and losses attributable.

D.   CONTRIBUTIONS

     1.   Employee  Contributions - The Employee can make the following types of
          contributions.   These   contributions   will  be   allocated  to  the
          appropriate sub-account within your account, as follows:

          a. Elective Deferrals - A participant may elect to defer from 2% to 15% of his compensation or other non-regular compensation that would otherwise be payable to him. Elective Deferrals will be made through the direct reduction of compensation in each payroll period during which the election is in effect. Participants may change the amounts designated to be deducted in accordance with the Plan provisions.

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          b.   Rollover  Contributions  and  Direct  Transfers  -  If  you  have participated in other pension or profit sharing plans, you will be permitted to make a rollover contribution to the Plan of certain amounts you may receive from those other plans.

     2.   Employer Contributions - The Employer will make the following types of
          contributions.   These   contributions   will  be   allocated  to  the
          appropriate sub-accounts within your account:

          a.   Matching   Contributions   -  The  Employer  will  make  Matching
               Contributions each Plan Year in accordance with the following contribution formula:

               Contributions will be made in a discretionary percentage, to be determined by the Employer, of the Participant's salary reductions. No employer match will be made to a participant until after the Employee has completed a Year of Service (1,000 hours) and then the match will begin on the payroll next following the Participant's anniversary of their date of employment.

          b. Profit Sharing Contribution - Profit Sharing Contributions shall be made at the discretion of the Employer. Any contributions will be allocated on a ratio basis of eligible compensation.

E.       INVESTMENTS

         Another key question is how the money in your account is invested. The brief answer is that to a large extent the investment decisions are up to you. Specifically, you make the investment decisions with respect to both your own contributions and the Employer's Profit Sharing and Matching Contributions (and the investment earnings on all of them) from a series of investments offered by Vanguard and T. Rowe Price.

VANGUARD  500 INDEX  FUND - The 500  portfolio  tracks  the  performance  of the
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Standard & Poor 500  Composite  Stock Price Index,  which  emphasizes  stocks of large U.S. companies and seeks long-term growth of capital and income from dividends.

VANGUARD  EXPLORER  FUND - The Fund seeks  long-term  growth of  capital  and is
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intended  for  investors  with a  long-term  investment  horizon  (at least five years).

VANGUARD  WINDSOR  II FUND - This fund uses a  value-oriented  strategy  to seek
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long-term  growth  of  capital  and  income,  as well  as  current  income  from dividends. The Fund emphasizes dividend paying stocks that are believed by its advisers to be undervalued by the market. There is a low income volatility and an average market risk for this Fund.

VANGUARD U.S. GROWTH - U.S. Growth seeks to provide long-term growth in capital.
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This  objective is  fundamental,  which means that it cannot be changed unless a majority of shareholders vote to do so.

VANGUARD  INTERNATIONAL GROWTH FUND - The Fund seeks long-term growth of capital
-----------------------------------
and is intended for investors seeking to further diversify a portfolio of U. S. securities and with a long-term investment horizon (at least five years).

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VANGUARD  INTERMEDIATE  CORPORATE  BOND  FUND - The Fund  seeks a high  level of
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interest  income and is intended  for  investors  seeking a high and  relatively stable level of interest income and a bond investment to balance the risks of a portfolio containing stocks.

VANGUARD PRIME MONEY MARKET FUND - The Fund seeks high income and a stable share
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price of $1.00 and is intended for investors  seeking  liquidity (the ability to convert assets to cash).

T. ROWE PRICE  SCIENCE & TECHNOLOGY  FUND - The Fund seeks  long-term  growth of
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capital.  The Fund invests at least 65% of its total assets in common  stocks of companies expected by T. Rowe Price to benefit from the development, advancement and use of science and technology.

          Your investment percentages may be changed at any time, but not more frequently than once a calendar quarter to be received by the plan administrator prior to the beginning of the quarter. Any of the trustees have the necessary forms to make this change. You may also automatically move your invested assets at any time between these various funds.

F.   VESTING

         Vesting refers to the non-forfeitable interest you have in each of your sub-accounts. In other words, your vested interest in your account is the amount you will receive when your account is distributed to you.

         You will always have 100% vested and non-forfeitable interest in the amounts you have in your Trustee Transfer and Rollover Sub-Accounts and your Elective Deferral Sub-Account.

         You will earn a vested interest in your Profit Sharing Contribution and Matching Contribution Sub-Accounts in accordance with the following schedule:

                 Years of Service               Vested Percentage
                 ----------------               -----------------
                        0                              0%
                        1                             20 %
                        2                             40 %
                        3                             60 %
                        4                             80 %
                        5                            100 %


         For example, if you are employed for five (5) years, you will be entitled to the entire amount in your Profit Sharing Contribution and Matching Contribution Sub-Accounts.

         You will have a 100% vested and non-forfeitable interest in your Profit Sharing Contribution and Matching Contribution Sub-Accounts in the event you reach your retirement date, you die, or become disabled.

G.   FORFEITURES

         Forfeitures occur when you terminate employment before becoming fully vested in your account, as explained in the section on "Vesting." Effective for the first Plan Year beginning after 1984, any

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portion of your  account that is not vested will be forfeited as of the last day of the Plan Year in which your fifth (5th) consecutive Break in Service occurs. Forfeited amounts will not be reinstated, even if you return to service with the Employer. Such forfeitures shall reduce the otherwise determined Employer contributions for the Plan Year.

H.       DISTRIBUTIONS OF BENEFITS

          1.   Eligibility for  Distribution - You will be entitled to receive a
               distribution   of  the  vested   amounts  in  your  account  upon
               occurrence of any of the following:

               o Your termination of employment with the Employer for any reason.
               o    Your total and permanent disability.
               o    Your death.
               o    Termination of the Plan.
               o    Your attainment of normal retirement age of 65.
               o Your election of early retirement and attainment of your early retirement date, which is the first day of the month coincident with or next following the date you reach age 55 and have completed six (6) years of service.

          2. Timing of Distributions - You will begin receiving benefit distributions in accordance with the following:

               o    Generally,  benefit  distributions  will  commence not later than 60 days after the end of the Plan Year in which you become eligible to receive benefits.
               o In the event of your death, your spouse, if your are married, will generally be entitled to receive your benefit distribution. If you are unmarried, or if your spouse has given written consent, your designated Beneficiary will receive your benefit distribution. If you have no spouse or designated Beneficiary, your benefit distribution will go to your estate.
               o The law requires that a Participant who owns more than 5% of the Employer must start to receive benefits no later than April 1 of the year following the year in which he or she reaches age 70 1/2; whether or not retired. A non-owner may postpone distribution of benefits until actual retirement even if after age 70 1/2.
               o If you attain age 70 1/2 before January 1, 1988, special rules apply to your distributions.
               o If you wish to receive benefit distributions before attaining age 59 1/2, you may be subject to a penalty tax, and you must notify the Plan Administrator in writing that you are aware of the consequences of this tax.

          3. Form of Distribution - Your benefit will automatically be distributed in the form of a lump-sum payment of cash.

          4. Direct Rollover - You may elect in accordance with instructions from the Plan Administrator to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan. For purposes of this provision, an eligible rollover distribution is any distribution of all or any portion of the balance to your credit, excluding any distribution that is one of a series of substantially equal periodic payments made for your life or life expectancy or for the joint lives or life expectancies of you and your designated beneficiary or for a specified period of ten years or more or any distribution required under Section 401(a)(9) of the Code or any

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               portion of the  distribution  not includible in gross income.  An eligible retirement plan is an individual retirement account, an individual retirement annuity or an annuity plan; but for an eligible rollover distribution to a surviving spouse, only an individual retirement account or individual retirement annuity will qualify as an eligible retirement plan. I. INVESTMENT OF PLAN ASSETS

         All contributions made to the Plan are kept in the Trust. A separate account, including all of the sub-accounts described in the section on "Participant Accounts," is maintained for you within that Trust. The assets of the Trust are invested as follows:

     o All of the assets of the Trust are invested in shares or other investments offered by the Sponsor.
     o    You shall direct the Plan  Administrator  to invest the amounts in the
              -----
          following sub-account in specified investments offered by the Sponsor.
     o    The amounts in your Elective Deferral Sub-Account.
     o    The amounts in your Trustee Transfer and Rollover Sub-Accounts.
     o    The amounts in your Matching Contribution Sub-Account.
     o    The amounts in your Profit Sharing Contribution Sub-Account.

J.   WITHDRAWALS

         You may make the following type of withdrawal from your account. Generally, by notifying the Plan Administrator in writing at least thirty days prior to the date of withdrawal.

         In the event of an imminent and heavy financial need due to the foreclosure upon or eviction from a primary residence, or the educational or medical expenses of you or a member of your immediate family, you will be permitted to make a hardship withdrawal of amounts credited to your Account. Such withdrawals can be made only after exhausting all other reasonable sources of funds, such as distributions and nontaxable loans, from all of the employer's plans. The amount withdrawn cannot be greater than the amount of the immediate and heavy financial need.


                              III. CLAIMS PROCEDURE

         You or your Beneficiary may file a written claim for benefits under this Plan with the Plan Administrator at any time. If your claim is denied to any extent by the Plan Administrator, a written notification must be sent to you within 90 days. If you choose to appeal the decision, a request for review must be made in writing to the Plan Administrator within 60 days of receipt of written notification of the denial. Within 60 days after the appeal is filed, or within 120 days, if there are special circumstances involved, the Plan Administrator will issue a written decision.

         If you have exhausted your remedies under the claims procedure, you may contest the decision of the Plan Administrator only by bringing suit in a court of law. Your suit must be brought within one year from the date the Plan Administrator notifies you of its decision on appeal.

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                             IV. CHANGES TO THE PLAN

A.  AMENDMENT OF THE PLAN

         The Employer, together with the sponsor, reserves the right to amend the Plan at any time by action of its Board of Directors. You will be kept informed of any material amendments to the Plan by updates to this Summary Plan Description.

B.  TERMINATION OF THE PLAN

         The Employer intends to continue this Plan indefinitely. However, the Employer reserves the right to terminate the Plan at any time. If a termination takes place, or if the Employer discontinues making contributions to the Plan, you will have a 100% vested and non-forfeitable interest in all of the amounts in your account. These amounts may be distributed to you at that time, or may be distributed in accordance with the benefit distribution rules.

C.  MERGER, CONSOLIDATION OR TRANSFER OF THE PLAN

         In the event of the merger, consolidation or transfer of assets or liabilities of the Plan to any other plan, your benefits will not be decreased from what they would have been prior to such an event.


                      V. NON-APPLICATION OF PBGC GUARANTEES

         Because this Plan is a defined contribution plan, the benefits you will receive are exempt from and not insured by the Pension Benefit Guarantee Corporation.


                                VI. ERISA RIGHTS

         As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

     o Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents, including insurance contracts, affecting the individual making the request, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.
     o Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.
     o Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
     o Obtain a statement of the total value of your account under the Plan and your vested (non-forfeitable) portion of this account. This statement must be requested in writing and is not required to be given more than once a year. The Plan will provide the statement free of charge.

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         In addition to creating  rights for Plan  participants,  ERISA  imposes duties upon the people who are responsible for the operation of the Plan. These people who operate your plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries. No one, including your Employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan reviewed and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.


                           VII. ADDITIONAL INFORMATION

1. The legal name of the Plan is the Nittany Bank 401(k) Profit Sharing Plan. This type of plan is technically known as a 401(k) Profit Sharing Plan.

2. The employer identification number and plan number assigned to the plan are:

                  EIN: 25-1829587          PN:  001

3.   The effective date of the Plan was January 1, 1999.

4. The Plan's records are maintained on a calendar year basis. This is known as the Plan Year. The Plan Year begins on January 1 and ends on December
     31. The valuation date for the Plan, on which final year end allocations are made, is December 31 of each year.

5. Your contributions, and your Employer's contributions, to your Plan will be held and invested by the Trustees of the Plan. The Plan and its trust are governed by, and subject to, the laws of the Commonwealth of Pennsylvania.

6. The sponsoring employer's name, address and employer identification number are:

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

                                  Nittany Bank
                           1276 North Atherton Street
                             State College, PA 16801
                                 EIN: 25-1819902

7. The employer has retained a professional administrator (called a contract administrator) to administer the Plan. The contract administrator is:

                        Meridian Benefits Administration
                            2603 East College Avenue
                             State College, PA 16801
                    Phone: (814) 235-2350 Fax: (814) 235-2356

     Your Plan's administrator keeps the records for the Plan and is legally responsible for the administration of the Plan.

8.   The Trustees under the Plan are:

                                John E. Arrington
                              Richard C. Barrickman
                             David Z. Richards, Jr.

     The principal place of business of the Trustees is:

                                c/o Nittany Bank
                           1276 North Atherton Street
                             State College, PA 16801

9.   The investment companies used for funding the benefits under the Plan are:

                               The Vanguard Group
                       Vanguard Group Retirement Plan Unit
                              Post Office Box 1103
                             Valley Forge, PA 19482

                     T. Rowe Price Investment Services, Inc.
                              100 East Pratt Street
                               Baltimore, MD 21202

10. The name and address of the person designated for service of legal process on the Plan is:

                             Harvey Pasternack, Esq.
                             Pasternack & Associates
                            2603 East College Avenue
                             State College, PA 16801

     Service of legal process may also be made upon the Trustees.

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

11. Benefits provided by your Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of Employee Retirement Income Security Act of 1974, as amended, (ERISA), because the insurance provisions under ERISA are not applicable to your Plan.

12.  The date of this Summary Plan Description is July 22, 2003.


                             FOR FURTHER INFORMATION
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         As noted above, this booklet is a simplified summary of the actual plan provisions. While we tried to cover all of the key provisions, you may find that you have questions not covered in the booklet or would like further information or clarification regarding a particular issue, or you may wish to discuss your own personal situation as it pertains to the Plan. In any of these events, please feel free to contact the plan administrator, namely:

                        Meridian Benefits Administration
                            2603 East College Avenue
                             State College, PA 16801
                    Phone: (814) 235-2350 Fax: (814) 235-2356

                              Contact: William Culp